Exhibit 99.1
News from
Arch Coal, Inc.
FOR FURTHER INFORMATION:
Deck S. Slone
Vice President, Government, Investor and Public Affairs
314/994-2717
FOR IMMEDIATE RELEASE
Arch Coal, Inc. Reports Second Quarter 2010 Results
Quarterly revenues increase nearly 40% versus prior-year quarter
Adjusted EBITDA more than doubles in second quarter of 2010
Operating margins expand across all regions versus year-ago quarter
Operating cash flow grows more than 60% in first half of 2010
Earnings Highlights

	Quarter Ended		Six Months Ended
In $ millions, except per share data	6/30/10	6/30/09	6/30/10	6/30/09
Revenues	$764.3	$554.6	$1,476.2	$1,235.7
Income from Operations	106.5	7.3	138.7	45.9
Net Income (Loss) [1]	66.2	(15.1)	64.4	15.5
Fully Diluted EPS	0.41	(0.11)	0.40	0.11

Adjusted EBITDA[2]	$199.4	$78.8	$330.8	$193.8

1/-	Net income attributable to ACI.

2/-	Adjusted EBITDA is defined and reconciled under “Reconciliation of Non-GAAP Measures” in this release.
          ST. LOUIS (July 30, 2010) — Arch Coal, Inc. (NYSE: ACI) today reported net income of $66.2 million, or $0.41 per diluted share, in the second quarter of 2010, compared with a net loss of $15.1 million, or $0.11 per diluted share, in the prior-year quarter. Second quarter 2010 results included the amortization of coal supply agreements acquired in the Jacobs Ranch transaction, which was completed on Oct. 1, 2009. Excluding this non-cash charge, second quarter 2010 adjusted net income was $69.5 million, or $0.43 per diluted share.
          Quarterly revenues increased nearly 40 percent versus the second quarter of 2009, driven by stronger global and domestic coal market fundamentals and higher volumes than in the year-ago quarter. Adjusted earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) more than doubled over the same time period to reach $199.4 million. Second quarter 2010 results included an after-tax gain of $26.4 million on the exchange of Arch-owned coal reserves with Knight Hawk Holdings LLC (“Knight Hawk”) for an increased ownership position in the company.
          “Arch delivered a strong operating performance in the second quarter of 2010 — with substantial increases in revenues, EPS and EBITDA — compared with the year-ago quarter,” said Steven F. Leer, Arch’s chairman and chief executive officer. “Higher pricing in Central

Appalachia and continued effective cost control in all operating segments helped expand our consolidated per-ton operating margin in the quarter just ended. We also generated positive free cash flow for the first six months of 2010.”
          In the first half of the year, Arch generated adjusted EBITDA of $330.8 million compared with $193.8 million in adjusted EBITDA for the first six months of 2009. Revenues totaled $1.5 billion for the first six months of 2010, an increase of nearly 20 percent versus the prior-year period. Cash flow from operations increased 62 percent over the same time period to reach $259.3 million, while capital expenditures equaled $172.0 million for the first six months of 2010, a decline of 30 percent from the prior-year level.
          “Coal markets have improved considerably since this time last year, but remain well below the levels of the bull market of 2008,” said Leer. “Global metallurgical markets remain relatively tight, and domestic steam coal conditions have strengthened meaningfully on the decline in stockpiles of U.S. generators, particularly those served by Powder River Basin coal.”
          “Looking ahead, we expect to continue managing through any ongoing operational challenges and deliver even stronger results in the year’s second half,” added Leer. “We also will remain disciplined in controlling our costs and capital spending levels to generate meaningful free cash flow for our stakeholders.”
Illinois Basin Expansion
          Arch increased its equity interest in Knight Hawk, a private Illinois Basin coal producer, from 33 percent to 42 percent during the second quarter of 2010. In exchange for the increased percentage ownership, Arch’s resource management group contributed 68 million tons of company-owned reserves to Knight Hawk and recognized an after-tax gain of $26.4 million on the transaction.
          “The Knight Hawk transaction reflects our long-term strategy of expanding Arch’s presence in the Illinois Basin and our confidence in building a partnership with an existing top 10 producer in the region,” said Leer. “With continued supply declines in Appalachia, we expect the Illinois Basin to follow the Powder River Basin in playing a growing role in U.S. and global energy markets.”
          “This investment in Knight Hawk coupled with the eventual development of Arch’s own Illinois reserves will allow us to capitalize on the expected future growth of the region,” added Leer. “Specifically, the addition of Illinois Basin coals to our strong portfolio of Powder River Basin, Western Bituminous and Central Appalachian assets augments Arch’s product capabilities to further expand our customer reach, both domestically and internationally.”
          Knight Hawk shipped nearly 4 million tons of coal from its mining operations in 2009. In addition to its interest in Knight Hawk, Arch still controls approximately 306 million tons of coal reserves in Illinois, three-fourths of which are low in chlorine content.
Operational Results
          “We achieved higher realized prices and solid cost control in each of our operating regions during the second quarter of 2010 when compared with the first quarter,” said John W.

Eaves, Arch’s president and chief operating officer. “These strong results helped to expand our consolidated operating margin per ton by nearly 40 percent in the quarter just ended.”

	Arch Coal, Inc.
	2Q10	1Q10	2Q09
Tons sold (in millions)	38.1	37.5	27.4
Average sales price per ton	$18.86	$17.74	$19.43

Cash cost per ton	$13.87	$13.45	$16.26
Cash margin per ton	$4.99	$4.29	$3.17

Total operating cost per ton	$16.17	$15.80	$18.74
Operating margin per ton	$2.69	$1.94	$0.69

Consolidated results may not tie to regional breakout due to rounding.
Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization per ton.
Amortization of acquired coal supply agreements not included in results.
Amounts reflected in this table exclude certain coal sales and purchases which have no effect on company results. For further description of the excluded transactions, please refer to the supplemental regional schedule that can be found at http://investor.archcoal.com.
          Second quarter 2010 consolidated operating margin expanded $0.75 per ton versus the first quarter. Average sales price per ton rose 6 percent over this same time period, benefiting from a larger percentage of Central Appalachian coal in the company’s overall volume mix coupled with higher average price realizations across all operating segments. Operating costs per ton increased 2 percent in the second quarter of 2010 compared with the prior-quarter period, mainly driven by the increase in Central Appalachian coal in the company’s overall volume mix. On a regional basis, costs were lower in the Powder River Basin but slightly higher in Central Appalachia and the Western Bituminous Region.

	Powder River Basin
	2Q10	1Q10	2Q09
Tons sold (in millions)	31.0	30.6	21.3
Average sales price per ton	$11.88	$11.64	$12.56

Cash cost per ton	$9.23	$9.33	$10.54
Cash margin per ton	$2.65	$2.31	$2.02

Total operating cost per ton	$10.67	$10.79	$11.84
Operating margin per ton	$1.21	$0.85	$0.72

Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization per ton.
Amortization of acquired coal supply agreements not included in results.
          In the Powder River Basin, second quarter 2010 operating margin earned was $1.21 per ton, an increase of 42 percent versus the first quarter. Average sales price rose by $0.24 per ton in the second quarter of 2010 compared with the prior-quarter period, primarily reflecting higher pricing on market-based tons. Second quarter 2010 operating costs, excluding amortization of acquired coal supply agreements, declined $0.12 per ton versus the first quarter and $1.17 per ton or 10 percent versus the second quarter of 2009, benefiting from the integration of the former Jacobs Ranch mine into Arch’s Black Thunder operation and lower diesel costs.

	Western Bituminous Region
	2Q10	1Q10	2Q09
Tons sold (in millions)	4.0	4.1	3.5
Average sales price per ton	$30.09	$28.97	$29.93

Cash cost per ton	$22.39	$21.45	$26.06
Cash margin per ton	$7.70	$7.52	$3.87

Total operating cost per ton	$26.99	$26.38	$31.49
Operating margin per ton	$3.10	$2.59	($1.56)

Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization per ton.
          In the Western Bituminous region, second quarter 2010 volumes decreased 3 percent compared with the first quarter, due to two outages at the Dugout Canyon mine in Utah, which in total spanned 36 days in the quarter just ended. Despite Dugout Canyon’s temporary idling during this time period, the region recorded an operating margin of $3.10 per ton, a 20 percent increase versus the first quarter. Average sales price rose by $1.12 per ton in the second quarter of 2010 compared with the prior-quarter period, reflecting new customer sales and a more favorable mix of customer shipments. Operating costs increased $0.61 per ton over the same time period, driven by the impact of lower volumes as well as the costs associated with the outages at Dugout Canyon, which totaled nearly $6.5 million in the quarter just ended.

	Central Appalachia
	2Q10	1Q10	2Q09
Tons sold (in millions)	3.1	2.8	2.7
Average sales price per ton	$73.96	$68.43	$60.66

Cash cost per ton	$49.19	$47.20	$49.26
Cash margin per ton	$24.77	$21.23	$11.40

Total operating cost per ton	$57.10	$55.57	$57.30
Operating margin per ton	$16.86	$12.86	$3.36

Above figures exclude transportation costs billed to customers. Operating cost per ton includes depreciation, depletion and amortization per ton. Arch acts as an intermediary on certain pass-through transactions that have no effect on company results. In addition, Arch services some legacy sales contracts by purchasing and supplying third-party coal and records offsetting revenue and expenses against a reserve established to account for these transactions. These transactions are not reflected in this table.
          In Central Appalachia, Arch earned $16.86 per ton in operating margin during the second quarter of 2010, representing a 31 percent increase versus the first quarter. Average sales price increased $5.53 per ton over this time period, reflecting a larger percentage of metallurgical coal shipments and higher pricing on metallurgical coal sales. Operating costs increased $1.53 per ton in the second quarter of 2010 compared with the prior-quarter period, due to efforts to increase metallurgical coal production and higher sales-sensitive costs.
Coal Market Trends
Coal market fundamentals continue to strengthen, as evidenced by the following:

•	Electricity generation grew 4 percent year-to-date through July 24, according to the Edison Electric Institute. Power demand accelerated during the second quarter, and has reached near record levels in July, according to internal estimates. For the first half of

2010, Arch forecasts that coal consumption for electric generation grew by roughly 25 million tons compared with the first half of 2009.
•	Domestic coal production in the first half of 2010 declined by 15.5 million tons, according to recently released MSHA data. Coal production decreased in both the eastern and western United States, with Central Appalachia declining by more than 12 million tons and the southern Powder River Basin declining by more than 2 million tons through the six months ended June 30, 2010.

•	Consequently, U.S. generator coal stockpile levels have declined considerably since the peak in Nov. 2009, and totaled approximately 178 million tons at the end of June 2010. While stockpiles in some U.S. regions remain above the five-year average, estimated stockpiles at Powder River Basin customers were 20 percent below year-ago levels and in line with the five-year average at the end of June, according to third-party estimates. Additionally, based on continued favorable weather trends in July, Arch now expects U.S. coal stockpiles to decline by an additional 20 million to 25 million tons by the end of the summer season.

•	The company estimates that U.S. coal exports in the first half of 2010 reached approximately 39 million tons, an increase of 45 percent versus the first six months of 2009. The strong 2010 export pace is on par with the robust 2008 level. For the full year, Arch expects domestic coal exports to total 75 million to 80 million tons, representing an increase of 15 million to 20 million tons versus 2009.

•	Arch continues to forecast robust growth in seaborne coal demand, primarily driven by the Asia-Pacific market. Global seaborne supply also is projected to grow but will not keep pace with demand, resulting in a shortfall of supply in global coal trade, according to company estimates.
          “Favorable weather patterns, an improving U.S. economy, growth in global coal demand, and declining domestic coal production are all positively impacting coal markets,” said Leer. “Arch has the ability to capitalize on these positive trends through our unpriced sales leverage and strong operating platform.”
Sales Contract Portfolio
          Arch continues to follow a patient approach to sales contracting in the current market. “We are selectively participating in new sales contract opportunities, with the goal of expanding our future profitability,” said Eaves. “At the same time, we have maintained a significant unpriced sales portfolio for future years as we expect coal markets to strengthen further.”
          Since the last update, Arch selectively placed roughly 10 million tons of steam coal for annual delivery in 2011 and 2012, at prices that met or exceeded the regional average forward market price curve that prevailed at the time. (Roughly 5 million tons placed in the second quarter of 2010 resulted from a contract price re-opener.) Arch also committed roughly 1 million tons of metallurgical coal for 2010 delivery, at average netback mine prices above $130 per ton.
          Based on current expected production levels, Arch has uncommitted volumes of 55 million to 65 million tons in 2011, and uncommitted volumes of 90 million to 100 million tons in 2012. In addition, Arch has approximately 5 million tons committed but not yet priced in 2010, and roughly 20 million tons committed but not yet priced in both 2011 and 2012.
2010 Guidance
Arch has adjusted its 2010 earnings guidance as follows:

•	Sales volume from company-controlled operations is expected to be in the 147 million to 155 million ton range, excluding purchased coal from third parties. Sales of metallurgical coal (coking and pulverized coal injection/PCI) — included within the company’s full year volume guidance range — are expected to be in the 6 million to 7 million ton range.

•	Earnings per diluted share on a GAAP basis is projected to be between $0.98 and $1.26, including non-cash amortization of acquired coal supply agreements. Excluding this non-cash charge, adjusted earnings per diluted share would be in the range of $1.10 to $1.40.

•	Adjusted EBITDA is forecasted to be in the $718 million to $790 million range.

•	Capital spending is expected to remain in the $315 million to $335 million range.

•	Depreciation, depletion and amortization expense (excluding non-cash amortization of acquired coal supply agreements) is projected to be between $372 million and $376 million.
          “The next energy market up-cycle is at hand and we believe that a sustained period of growth is underway,” said Leer. “Increased power demand from rising GDP, growth in demand from new coal plant start-ups, a vibrant coal export market and continued rationalization of high-cost supply should lead to a stronger U.S. coal industry. We have positioned the company well to benefit from the changing landscape of domestic and global coal markets,” said Leer.
          A conference call regarding Arch Coal’s second quarter 2010 financial results will be webcast live today at 11 a.m. E.D.T. The conference call can be accessed via the “investor” section of the Arch Coal Web site (<http://investor.archcoal.com>).
          St. Louis-based Arch Coal is the second largest U.S. coal producer, with revenues of $2.6 billion in 2009. Through its national network of mines, Arch supplies cleaner-burning, low-sulfur coal to U.S. power producers to fuel roughly 8 percent of the nation’s electricity. The company also ships coal to domestic and international steel manufacturers as well as international power producers.
Forward-Looking Statements: This press release contains “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.
# # #

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Revenues
Coal sales	$764,295	$554,612	$1,476,169	$1,235,652

Costs, expenses and other
Cost of coal sales	570,861	467,521	1,121,611	1,014,647
Depreciation, depletion and amortization	87,759	68,419	176,278	141,688
Amortization of acquired sales contracts, net	5,214	58	15,967	(170)
Selling, general and administrative expenses	35,344	21,627	62,510	46,741
Change in fair value of coal derivatives and coal trading activities, net	4,587	(6,458)	10,464	(6,986)
Gain on Knight Hawk transaction	(41,577)	—	(41,577)	—
Costs related to acquisition of Jacobs Ranch	—	3,025	—	6,375
Other operating income, net	(4,392)	(6,889)	(7,783)	(12,524)

	657,796	547,303	1,337,470	1,189,771

Income from operations	106,499	7,309	138,699	45,881

Interest expense, net:
Interest expense	(35,125)	(20,657)	(70,208)	(40,675)
Interest income	623	417	961	6,885

	(34,502)	(20,240)	(69,247)	(33,790)

Income (loss) before income taxes	71,997	(12,931)	69,452	12,091
Provision for (benefit from) income taxes	5,723	2,230	4,948	(3,320)

Net income (loss)	66,274	(15,161)	64,504	15,411
Less: Net (income) loss attributable to noncontrolling interest	(118)	35	(144)	42

Net income (loss) attributable to Arch Coal, Inc.	$66,156	$(15,126)	$64,360	$15,453

Earnings (loss) per common share
Basic earnings (loss) per common share	$0.41	$(0.11)	$0.40	$0.11

Diluted earnings (loss) per common share	$0.41	$(0.11)	$0.40	$0.11

Weighted average shares outstanding
Basic	162,388	142,815	162,380	142,802

Diluted	163,130	142,815	163,105	142,924

Dividends declared per common share	$0.10	$0.09	$0.19	$0.18

Adjusted EBITDA (A) (unaudited)	$199,354	$78,846	$330,800	$193,816

(A)	Adjusted EBITDA is defined and reconciled under “Reconciliation of Non-GAAP Measures” later in this release.

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2010	2009
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$56,966	$61,138
Trade accounts receivable	243,567	190,738
Other receivables	33,221	40,632
Inventories	238,317	240,776
Prepaid royalties	49,441	21,085
Deferred income taxes	20,937	—
Coal derivative assets	14,598	18,807
Other	88,094	113,606

Total current assets	745,141	686,782

Property, plant and equipment, net	3,346,294	3,366,186

Other assets
Prepaid royalties	65,683	86,622
Goodwill	113,701	113,701
Deferred income taxes	335,412	354,869
Equity investments	150,136	87,268
Other	134,173	145,168

Total other assets	799,105	787,628

Total assets	$4,890,540	$4,840,596

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$157,965	$128,402
Coal derivative liabilities	7,570	2,244
Deferred income taxes	—	5,901
Accrued expenses and other current liabilities	226,365	227,716
Current maturities of debt and short-term borrowings	243,660	267,464

Total current liabilities	635,560	631,727
Long-term debt	1,540,363	1,540,223
Asset retirement obligations	317,257	305,094
Accrued pension benefits	67,252	68,266
Accrued postretirement benefits other than pension	45,441	43,865
Accrued workers’ compensation	27,676	29,110
Other noncurrent liabilities	95,559	98,243

Total liabilities	2,729,108	2,716,528

Redeemable noncontrolling interest	9,993	8,962

Stockholders’ Equity
Common stock	1,643	1,643
Paid-in capital	1,728,806	1,721,230
Treasury stock, at cost	(53,848)	(53,848)
Retained earnings	499,423	465,934
Accumulated other comprehensive loss	(24,585)	(19,853)

Total stockholders’ equity	2,151,439	2,115,106

Total liabilities and stockholders’ equity	$4,890,540	$4,840,596

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Six Months Ended
	June 30,
	2010	2009
	(Unaudited)
Operating activities
Net income	$64,504	$15,411
Adjustments to reconcile to cash provided by operating activities:
Depreciation, depletion and amortization	176,278	141,688
Amortization of acquired sales contracts, net	15,967	(170)
Prepaid royalties expensed	16,048	17,173
Gain on Knight Hawk transaction	(41,577)	—
Gain on dispositions of property, plant and equipment	(111)	(286)
Employee stock-based compensation expense	7,439	6,901
Changes in:
Receivables	(44,057)	60,982
Inventories	2,458	(49,260)
Coal derivative assets and liabilities	11,631	16,830
Accounts payable, accrued expenses and other current liabilities	32,060	(51,760)
Deferred income taxes	(4,719)	(5,751)
Other	23,434	8,433

Cash provided by operating activities	259,355	160,191

Investing activities
Capital expenditures	(171,958)	(246,562)
Proceeds from dispositions of property, plant and equipment	229	715
Purchases of investments and advances to affiliates	(14,249)	(9,463)
Additions to prepaid royalties	(23,466)	(22,524)
Reimbursement of deposits on equipment	—	3,209

Cash used in investing activities	(209,444)	(274,625)

Financing activities
Net increase (decrease) in borrowings under lines of credit and commercial paper program	(15,555)	134,349
Net payments on other debt	(8,249)	(9,763)
Debt financing costs	(437)	(4,574)
Dividends paid	(30,870)	(25,725)
Issuance of common stock under incentive plans	137	58
Contribution from non-controlling interest	891	—

Cash provided by (used in) financing activities	(54,083)	94,345

Decrease in cash and cash equivalents	(4,172)	(20,089)
Cash and cash equivalents, beginning of period	61,138	70,649

Cash and cash equivalents, end of period	$56,966	$50,560

Arch Coal, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(In thousands)
Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G. The following reconciles these items to net income and cash flows as reported under GAAP.
Adjusted EBITDA
Adjusted EBITDA is defined as net income attributable to the Company before the effect of net interest expense, income taxes, depreciation, depletion and amortization and the amortization of acquired sales contracts, net. Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results.
Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded to calculate Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to service and incur debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate operating performance. In addition, acquisition-related expenses are excluded to make results more comparable between periods. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Net income (loss)	$66,274	$(15,161)	$64,504	$15,411
Income tax expense (benefit)	5,723	2,230	4,948	(3,320)
Interest expense, net	34,502	20,240	69,247	33,790
Depreciation, depletion and amortization	87,759	68,419	176,278	141,688
Amortization of acquired sales contracts, net	5,214	58	15,967	(170)
Costs related to acquisition of Jacobs Ranch	—	3,025	—	6,375
Net (income) loss attributable to noncontrolling interest	(118)	35	(144)	42

Adjusted EBITDA	$199,354	$78,846	$330,800	$193,816

Adjusted net income and adjusted diluted earnings per common share
Adjusted net income and adjusted diluted earnings per common share are adjusted for the after-tax impact of acquisition-related expenses and are not measures of financial performance in accordance with generally accepted accounting principles. Adjustments made to arrive at these amounts are significant in understanding and assessing our financial condition. Therefore, adjusted net income and adjusted diluted earnings per share should not be considered in isolation nor as an alternative to net income or diluted earnings per common share under generally accepted accounting principles. We believe that adjusted net income and adjusted diluted earnings per common share better reflect the trend of future results.

Three Months Ended
June 30,
2010
(Unaudited)

Net income (loss) attributable to Arch Coal	$66,156

Amortization of acquired sales contracts, net	5,214
Costs related to acquisition of Jacobs Ranch	—
Tax impact of adjustments	(1,903)

Adjusted net income (loss) attributable to Arch Coal	$69,467

Diluted weighted average shares outstanding	163,130

Adjusted diluted earnings per share	$0.43

Reconciliation of 2010 Targets
Adjusted EBITDA

	Targeted Results
	Year Ended
	December 31, 2010
	Low	High
	(Unaudited)
Net income attributable to Arch Coal, Inc.	$160,000	$206,500
Income tax expense (benefit)	16,000	37,500
Interest expense, net	139,000	135,000
Depreciation, depletion and amortization	372,000	376,000
Amortization of acquired sales contracts, net	31,000	35,000

Adjusted EBITDA	$718,000	$790,000

Adjusted net income and adjusted diluted earnings per share

	Targeted Results
	Year Ended
	December 31, 2010
	Low	High
	(Unaudited)
Net income attributable to Arch Coal	$160,000	$206,500

Amortization of acquired sales contracts, net	31,000	35,000
Tax impact of adjustments	(11,315)	(12,775)

Adjusted net income attributable to Arch Coal	$179,685	$228,725

Diluted weighted average shares outstanding	163,000	163,000

Adjusted diluted earnings per share	$1.10	$1.40

Arch Coal, Inc. and Subsidiaries
Schedule of Consolidated Debt
(In thousands)

	June 30,	December 31,
	2010	2009
	(Unaudited)

Commercial paper	$61,998	$49,453
Revolving credit agreement	65,000	120,000
Accounts receivable securitization program	110,900	84,000
6.75% senior notes ($950.0 million face value)	954,098	954,782
8.75% senior notes ($600.0 million face value)	586,265	585,441
Other	5,762	14,011

	1,784,023	1,807,687
Less: current maturities of debt and short-term borrowings	243,660	267,464

Long-term debt	$1,540,363	$1,540,223